EXHIBIT 99.1

Major U.S. Livestock Producers Join Bion to Support Market-Driven Chesapeake Bay Strategy

June 30, 2015. New York, New York. Major producers and trade organizations in the nation’s dairy, beef, swine and poultry industries have joined together in support for Pennsylvania Senate Bill 724, Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, announced this week.

Pennsylvania Farm Bureau has also voiced its support of the legislation, which, when enacted, would establish a competitive bidding program to harness low-cost nutrient reductions that are projected to save Pennsylvania taxpayers $1.5 billion in annual Chesapeake Bay compliance costs.

The National Milk Producers Federation, whose cooperatives produce the majority of the U.S. milk supply, stated in a letter to Pennsylvania Governor Wolf’s administration and the Assembly leadership:

“The U.S. dairy producer community is increasingly focused on the challenge of developing cost-effective approaches to better manage nutrients, and we believe market-based programs such as this would help address these challenges. Through the concepts embodied in SB 724, Pennsylvania has the opportunity to adopt a unique approach that could serve as a model for other states.”

Mike McCloskey, a Vice Chairman of National Milk, recently testified in support of SB 724 at a PA Senate Majority Policy Committee hearing, where he stated, “This bill is extremely important to us, as a dairy industry. We have supported it as an entire U.S. dairy industry from the beginning…I assure you that your leadership will be followed by many, many states quickly, after you pass this bill. This is really the solution for farmers around the country to be innovative and become part of a solution we are not part of.”

National Milk is joined in its support of SB 724 by other national dairy groups, including Dairy Farmers of America, Newtrient, LLC, and Land O’Lakes, who collectively represent the vast majority of the nation’s milk production and processing. Major regional dairy producers Fair Oaks Dairy and Kreider Farms, also one of the east coast’s largest egg producers, support the legislation and the market-driven voluntary strategy it represents.

JBS, the world’s largest animal protein company and second largest beef packager in the U.S., has expressed support for SB 724. Elliot Keller, General Manager of the JBS-Souderton facility, also testified at the Majority Policy Committee hearing, emphasizing that the bill would help farmers increase their herd size while meeting the ever-increasing environmental mandates from the federal government.

Pennsylvania missed its EPA-mandated 2013 targets and is projected to default on its 2017 nitrogen targets by 14.6 million pounds. A default by Pennsylvania will cascade, impacting Maryland and Virginia that are spending billions on compliance. A delegation of MD legislators recently petitioned EPA to take enforcement action against Pennsylvania for failure to comply with the mandates.  It is critical to Pennsylvania’s taxpayers that the state change its approach and get projects underway. Large scale solutions are needed to avoid the potentially severe economic sanctions for failure to meet the 2017 targets, which was described in a recent state Auditor General’s report.

Manure treatment technologies like Bion’s can produce verifiable nitrogen reductions that can be used to offset EPA mandates at approximately $8 per pound annually. The bipartisan 2013 Pennsylvania legislative study and the 2015 Maryland restoration financing strategy report estimated the average cost of alternatives at $43 to over $600 per pound annually.

Ed Schafer, Bion’s Vice Chairman and former U.S. Secretary of Agriculture, said, “Much of the livestock industry and the low-cost, large-scale solutions it represents, is ready to make investments in nutrient reductions from waters flowing into the Bay. Their willing involvement will speed cleanup of these watersheds and provide dramatic savings for the taxpayer which will benefit both the industry and the consumer.

Adoption of the SB 724 strategy will create public policy that can help Pennsylvania meet Federal compliance mandates while reducing costs to the Commonwealth’s taxpayers.  Economic studies show a savings of up to $1.5B annually and also, by offsetting nutrient reduction costs, more than $100 million will flow into the agriculture and rural communities.  It is imperative for Pennsylvanians’ economy and quality of life that the Wolf administration and the legislature implement SB 724 or similar options that enable this approach to be implemented on a fast track.”

Bion's proven and patented technology platform provides verifiable comprehensive environmental treatment of livestock waste and recovers clean water, renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct